UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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SCPIE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

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February 20, 2008

Dear SCPIE Holdings Stockholder:

You have recently received a number of mailings concerning the very important upcoming vote on a proposed merger between SCPIE and The Doctors Company, a California-based medical malpractice insurer. We think that the $28 per share all-cash merger price that you will receive—provided the merger is approved—is the best deal for all of our stockholders and we strongly recommend you vote FOR the transaction.

Unfortunately, one dissident—who has been threatening your company with proxy fights for the last three years—has decided, for what we believe are his own selfish reasons, to oppose this premium deal and attack your Board and management to further his own interests.

The most important thing to remember when you receive letters from this New York City dissident—or telephone calls from him or his paid telemarketers—is that Joe Stilwell has an undeniable conflict of interest. Relative to his investment in SCPIE, he is a much larger stockholder and investor in a professional liability company from East Lansing, Michigan, that lost in a fair and thorough auction conducted by your Board and its financial advisor, Deutsche Bank.

Furthermore, while the bid of The Doctors Company and the losing bid of the Michigan company may appear to have been close in value on the surface, a further look shows that the merger with The Doctors Company—an A- (Excellent) rated A.M. Best insurer well known in our market—represents more certainty in value because it is for all cash and it is at a significant premium in a very volatile stock market. Your independent directors therefore thought The Doctors Company all-cash bid was clearly superior and strongly recommend you vote FOR it on your WHITE proxy card.

Additionally, despite Stilwell’s conflicted and self-serving advice to the contrary, the rejected bid from the Michigan company—on the Board of Directors of which both Stilwell and his lawyer sit—had very serious conditions to closing that, in our opinion, made it highly risky that it was nothing more than an illusory bid. In our opinion, SCPIE stockholders would have been left holding all the risk of losing a bid and having a severely damaged company if we had tried and failed to get a deal done with an out-of-state malpractice insurer. We thought there was great risk that our policyholders would not renew if they knew an out-of-state company—rated lower than The Doctors Company—was going to acquire SCPIE. This was not a risk worth taking. Moreover, we believe the illiquid stock of Stilwell’s preferred suitor was inferior to an all-cash deal with a company like The Doctors Company, which is well-known in our market and which proposed a deal with conditions likely to be satisfied— so that our stockholders would actually benefit from their premium offer.

So to clarify and simplify your voting decision—regardless of what Stilwell, an ex-director on your Board with a significant conflict of interest, may have to say—the only real question on the table today is:

What would you rather have?

$28 PER SHARE OF CASH FOR EACH OF YOUR SCPIE SHARES—A PREMIUM OF OVER 31% FROM A WEEK BEFORE THE DEAL WAS ANNOUNCED

or

an illusory offer of illiquid stock in a Michigan company, virtually unknown to California insureds, with little or no revenue growth, and no experience in the competitive California market.

These are the FACTS before you.

There is only one person who would send letters to you arguing (a) that there is another offer out there that is of a higher value, and (b) that a risky stock offer was better than the certainty of cash…

•	someone who has more money invested in the Michigan company than in SCPIE
•	someone who sits on the Michigan company’s Board and
•	someone who stands to benefit uniquely if SCPIE is ever sold to the Michigan company for stock instead of cash

—in all cases, Joe Stilwell.

Mr. Stilwell has an undeniable conflict of interest and we suggest you take anything he says with a large grain of salt and be very skeptical of his motives. In his letter, Stilwell implies that he is looking out for your interests. In our opinion, this dissident will always do one thing for certain—the thing that is best for Stilwell.

Stilwell’s preferred suitor from Michigan did not have enough liquid assets or earnings to offer all cash for your SCPIE shares—and in fact it chose to offer you no cash. Ask yourself, what does Stilwell really want? He sits on the board of the Michigan company, he has a great deal of money invested in it, and he wants to merge your Southern California malpractice franchise into this Michigan company.

Your Board, which looked out for the interests of all stockholders and continues to do so, was not willing to gamble on the risky bid of the Michigan company to the detriment of our stockholders. In sum:

•

Volatile stock markets like those experienced in the second half of 2007 and so far in 2008 clearly make the $28 per share all-cash offer of The Doctors Company look even better today than when we signed the merger agreement in October of 2007.

•

Your Board believes we would have lost significant business in our state of California if we had tried to enter into a transaction with an out-of-state company. That Michigan company, which is unknown to the doctors in California, would have resulted in a loss of business for SCPIE and, ultimately, would have put the transaction in great jeopardy.

•

The Doctors Company bid for SCPIE is still solid and impressive—$28 cash per share—and reflects a premium of approximately 31% over the Company’s closing price one week before the transaction was announced. In these uncertain times, cash is king.

Your Board urges you to vote “FOR” the proposed deal with The Doctors Company—because that is the only way to guarantee you an outstanding premium for all your shares in cash at a fixed price of $28 per share.

Don’t sit back and do nothing and think somebody else can decide this election contest—NOT VOTING IS THE SAME AS A NO VOTE. Don’t let Stilwell stand in the way of you getting paid $28 per share for all of your shares. If the deal with The Doctors Company is not approved, your stock could drop back substantially in value and there can be no assurance of any offer in the future. Even if there is another offer, there is no guarantee that it would be more favorable than the deal with The Doctors Company.

Please vote FOR the merger proposal by telephone, Internet or mail today. We ask you to ignore Stilwell’s GOLD cards and reject his self-serving attempt to force your SCPIE to merge with the company from Michigan with which he is affiliated.

Sincerely,

Mitchell S. Karlan MD

Chairman, Board of Directors

If you have any questions, please call MacKenzie Partners

at the numbers listed below.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: 212/929-5500

or

Toll-Free: 800/322-2885

Additional Information and Where to Find It

On January 30, 2008, SCPIE filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with its proposed acquisition by The Doctors Company. The proxy statement has been mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the definitive proxy statement SCPIE filed with the SEC on January 30, 2008, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition is in the definitive proxy statement.